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                                                                    Exhibit 12.1

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                                               ESSEX PROPERTY TRUST, INC.
                 Schedule of computation of Ratio of Earnings to Fixed Charges and Preferred Stock Dividends
                                          (Dollars in thousands, except ratios)

                                                                           Years ended December 31
                                            -------------------------------------------------------------------------------------
                                               2001           2000           1999           1998           1997           1996
                                            ----------     ----------     ----------     ----------     ----------     ----------
Earnings:
  Income before minority interests
    and extraordinary item                   $ 72,944       $ 68,222       $ 61,616       $ 40,600       $ 34,146       $ 14,970
  Interest expense                             39,105         30,384         21,268         19,374         12,659         11,442
  Amortization of deferred financing costs        657            639            566            718            509            639
                                            ----------     ----------     ----------     ----------     ----------     ----------
  Total earnings                             $112,706       $ 99,245       $ 83,450       $ 60,692       $ 47,314       $ 27,051
                                            ==========     ==========     ==========     ==========     ==========     ==========


Fixed charges:
  Interest expense                           $ 39,105       $ 30,384       $ 21,268       $ 19,374       $ 12,659       $ 11,442
  Amortization of deferred financing costs        657            639            566            718            509            639
  Capitalized interest                          3,917          2,906          5,172          3,494          1,276            115
  Convertible preferred stock dividends            -             246          1,333          3,500          2,681            635
  Perpetual preferred unit distributions       18,319         18,319         12,238          5,595             -              -
                                            ----------     ----------     ----------     ----------     ----------     ----------
  Total fixed charges and preferred
    stock dividends                          $ 61,998       $ 52,494       $ 40,577       $ 32,681       $ 17,125       $ 12,831
                                            ==========     ==========     ==========     ==========     ==========     ==========

Ratio of earnings to fixed charges
   (excluding preferred stock dividends)         2.58  X        2.93  X        3.09  X        2.57  X        3.28  X         2.22  X
                                            ==========     ==========     ==========     ==========     ==========     ==========

Ratio of earnings to combined fixed
   charges and preferred dividends               1.82  X        1.89  X        2.06  X        1.86  X        2.76  X         2.11  X
                                            ==========     ==========     ==========     ==========     ==========     ==========

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